Exhibit 10.3

Internap Corporation

2016 Senior Vice President Retention Program

February 21, 2016

Establishment and Purpose of Program

Internap Corporation (the “Company”) has established the 2016 Senior Vice President Retention Program (the “Retention Program”) to retain and motivate members of the senior leadership team who are expected to (a) execute upon the changes and increased responsibility resulting from the management re-alignment and (b) be the key drivers of accelerating the Company’s growth.

Participation

Eligibility to participate in the Retention Program is at the discretion and invitation of the Chief Executive Officer and is limited to individuals at the Senior Vice President level who are employed by the Company as of February 21, 2016.

Effective Date

The Retention Program is effective as of February 21, 2016.

Key Features of the Retention Program

Special Retention Incentive

The Retention Program consists of separate awards of cash and grants of restricted stock in the total amount of 1 times the participant’s 2016 incentive plan target (i.e., the 2016 Short-Term Incentive Plan target or the 2016 Senior Executive Sales Incentive Plan target, as applicable):

1)	50% of the retention incentive will be made in cash: 50% will be paid on September 30, 2016 and 50% will be paid on March 31, 2017.
2)	The remaining 50% of the retention incentive will be granted on February 21, 2016 in the form of restricted stock, which will vest in three tranches: 30% will vest on August 30, 2016, 30% will vest on February 28, 2017 and 40% will vest on August 30, 2017.

The cash payments are in addition to any payments a participant may receive from his/her ongoing participation in a 2016 incentive plan. The restricted stock grants are in addition to any other grants made under the terms of the Company’s annual long-term incentive program.

Administration

The Compensation Committee (the “Committee”) of the Board of Directors administers the Retention Program. The Committee may delegate any functions to designated individuals who may be employees of the Company. Except as limited herein, the Committee has full authority and discretion to interpret the Retention Program and to make all other determinations deemed necessary or advisable for the administration of the Retention Program. All disputes associated with interpretation of the Retention Program or awards hereunder shall be submitted to the SVP, General Counsel, whose determination shall be final and binding. All payments of awards are subject to applicable laws and regulations and terms and conditions of contracts to which the Company is a party and bound.

Termination of Employment

Voluntary Termination by Employee or Termination for Cause by the Company: If a participant’s employment is terminated voluntarily by the employee or terminated for cause by the Company, any unpaid cash award and unvested shares of restricted stock granted under this Retention Program would be forfeited.

Termination by the Company Without Cause: If a participant’s employment is terminated by the Company without cause, any unpaid cash award and any unvested grant of restricted stock shall be payable and accelerated, as applicable, as of the date of termination.

Change in Control

Upon a change in control (as defined in a participant’s Employment Security Agreement), any unpaid cash award and any unvested grant of restricted stock shall be payable and accelerated, as applicable, as of the date of the change in control.

Program Termination and Amendment

The Company reserves the right to modify, amend or terminate the Retention Program at any time; provided, however, that upon termination, any unpaid cash award and any unvested grant of restricted stock shall be payable and accelerated, as applicable, as of the date of termination.

General Provisions

Benefits Not Guaranteed. There is no obligation of uniformity of treatment of employees or participants under the Retention Program.

No Employment Right. Participation in the Retention Program does not constitute a commitment, guarantee or agreement that the Company will continue to employ any individual and this Retention Program shall not be construed or applied as an employment contract or obligation.

Governing Law. The validity, construction and effect of the Retention Program shall be determined in accordance with the laws of the State of Georgia without giving effect to conflicts of law principles.

Severability. The provisions of the Retention Program are severable. If any provision is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the Retention Program to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

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